Exhibit 10.1

April 19, 2019

Dear Dinesh,

On behalf of Tailored Brands, Inc. (“the Company”), I am pleased to offer you the position of President and Chief Executive Officer on the Tailored Brands, Inc. team. Please forgive the formality of this letter; we want to be sure to express the key terms and conditions of the position offered.

1.              Reporting and Effective Date.  If you accept this offer, you will report to the Board of Directors of the Company. Your appointment is effective March 27, 2019.

2.              Principal Work Location.  Your principal place of employment is 6100 Stevenson Boulevard, Fremont, CA 94538.

3.              Outside Activities. You agree to devote your full time and best efforts to the performance of your duties to the Company, except that you may: (i) retain your Five Below, Inc. board seat; (ii) after this offer letter is signed, attend one final advisory meeting in connection with your GSK advisory board seat; and (iii) engage in other civic, charitable, and community activities.

4.              Compensation and Equity.

a.              You will have an initial base salary rate of $1,000,000 annually.

b.              Your current annual bonus opportunity of $1,000,000 for your service as our Executive Chairman will be in effect through February 2, 2019 and will be prorated to reflect the four months of the performance period that has lapsed since the October 1, 2018 effective date, for a payment due to you of $342,466.00.  This amount will be paid in April of 2019.

c.               You will immediately begin participation in the Annual Incentive Plan, effective retroactive to February 3, 2019, consistent with the other Executive Committee members as approved by the Compensation Committee. Your initial annual target bonus opportunity under the Annual Incentive Plan will be 100% of base salary and can range from 0% to a maximum of 150% of base salary based on Company performance. Except as otherwise noted in your severance protections, you must be employed by the Company through the date the bonus is paid to receive any portion of the bonus. Corporate bonuses are paid in April of the following fiscal year (no later than two-and-one-half months following the end of the bonus fiscal year and within the 2 ½ month period described in Treas. Reg. 1.409A-1(b)(4)(i)(A)).

d.              You will receive a one-time Signing Bonus of $200,000, which will be paid on or before the Company’s Annual Meeting in June of 2019 if you accept this offer.

e.               You will be eligible for a 2019 long-term incentive award with a grant date fair value of $5,500,000. The mix of this grant will be determined by the Compensation Committee for Board approval and made at the same time as grants made to other Executive Committee members.

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f.                Your current deferred stock units will remain in effect and will vest when your 2019 equity award is made in 2019. They will be prorated to reflect the performance period that has lapsed since the grant date of October 1, 2018 until such vesting date. Any dividends accrued will be paid on the shares that vest on that date and any unvested shares from this grant will be forfeited. All such payments under your deferred stock units will be paid no later than the end of the 2 ½ month period described in Treas. Reg. 1.409A-1(b)(4)(i)(A) and will qualify as short-term deferrals under Section 409A (as defined below). You will be eligible for future long-term incentive grants during the period of time this position is held, in amounts as recommended by the Compensation Committee and approved by the Board of Directors based on your performance and other factors, subject to vesting rules described in the terms of the related award agreements.

5.              Employee Benefits.  You are entitled to participate in the Company’s insurance plans and benefits which the Company makes available to its full-time employees. The benefit plans are described in the Employee Handbook and Employee Benefits Guidebook.

6.              Vacation.  Under the Vacation Honor Policy for Senior Management, Senior Management in all U.S.-based subsidiaries of the Company do not accrue vacation time, track vacation time or deduct time taken from a finite balance of vacation time. Senior management may use their discretion to take vacation days as needed to balance their personal and professional lives, nurture creativity, and prevent burnout, consistent with job duties, department needs, and company commitments. When you take the time off, you will be paid your regular wages for the time off.

7.              Severance.

a.              You are eligible to participate in the Senior Executive Change in Control Severance Plan (“Change in Control Plan”) subject to the terms and conditions of this letter agreement. Please note that the terms of the Change in Control Plan are non-negotiable and subject to revision by the Board of Directors, except that no amendment to the Change in Control Plan that would result in adverse tax consequences under Section 409A for you shall be effective with respect to your participation in such plan.

b.              If you are terminated without Cause or you resign for Good Reason (as such terms are defined below) from your employment with the Company and you are not eligible for greater benefits under the Change in Control Plan in connection with such termination, you will receive the following as severance pay:  (1) payment equal to the sum of 52 weeks of your then-current base pay and 100% of your then-annual target bonus, (2) any actual bonus earned for the fiscal year in which you terminate (prorated for the portion of bonus year in the position), (3) any actual bonus earned for the fiscal year prior to the year in which you terminate and which is unpaid, and (4) $25,000 as a payment to cover your COBRA costs for one year. In addition, with respect to any then outstanding vested stock options and vested stock appreciation rights at the time of

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your termination of employment, you will have the opportunity to exercise such awards until the earlier of:  (i) two (2) years following the date of your termination of employment; and (ii) the date on which such awards expire.  The extended exercise rights of stock options and stock appreciation rights described herein shall apply notwithstanding the terms of any and all other stock plans and agreements between you and the Company that would provide you with lesser rights.  The severance payments in this paragraph and extended exercise rights of stock options and stock appreciation rights are subject to your timely execution of a Separation Agreement and full release of claims substantially in the form attached hereto as Attachment A.  In addition, you will be entitled to any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or provided by the Company, including any benefit plans, according to the terms thereof.

c.               If your employment terminates due to your Disability (as such term is defined below) or death, and you are not eligible for greater benefits under the Change in Control Plan in connection with such termination, you will receive the following as severance pay: any actual bonus earned for the fiscal year in which you terminate (prorated for the portion of the bonus year in question), and any actual bonus earned for the fiscal year prior to the year in which you terminate and which is unpaid. You will also be entitled to any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or provided by the Company, including any benefit plans, according to the terms thereof.

d.              The following payment times and forms shall apply to your severance pay, whether under this agreement or pursuant to the Change in Control Plan (notwithstanding anything to the contrary in the Change in Control Plan):

i.             If your termination occurs within two years following a change of control event within the meaning of Treas. Reg. 1.409A-3(i)(5), the amount described in Section 7(b)(1) above or the corresponding amount provided under Section 4.2(d)(2) of the Change in Control Plan, whichever is greater, shall be paid in a lump sum within 30 days following your termination date. If your termination date occurs at another time, such amount shall be paid under this agreement or under the Change in Control Plan, on the Company’s regular payroll schedule, over the applicable number of months (i.e., 12 months if it is the amount in Section 7(b)(1)), commencing on the first payroll date immediately following the 38th day after the termination date and any installment payment that would otherwise have been paid prior to such date shall instead be accumulated and paid with the first installment.

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ii.          Any bonus or pro-rated bonus will be paid no later than the earlier of (i) April of the fiscal year that follows the fiscal year to which the bonus relates and (ii) the end of the 2 ½ month period described in Treas. Reg. 1.409A-1(b)(4)(i)(A).

iii.       The COBRA payment described in clause 7(b)(4) above will be paid within 30 days following your termination date.

e.               If you resign from the Company without Good Reason or are terminated for Cause, you will not be eligible for any severance pay (except as may otherwise be provided in the Change in Control Plan).

f.                Definitions.

i.             For purposes of this letter agreement, “Cause” shall mean that you have committed: (a) gross negligence or willful misconduct in connection with your duties or in the course of your employment with the Company or any wholly-owned subsidiary; (b) an act of fraud, embezzlement or theft in connection with your duties or in the course of your employment with the Company or any wholly-owned Subsidiary; (c) intentional wrongful damage to property (other than of a de minimis nature) of the Company or any wholly-owned subsidiary; (d) intentional wrongful disclosure of secret processes or confidential information of the Company or any wholly-owned subsidiary which you believe or reasonably should believe will have a material adverse effect on the Company; or (e) an act leading to your conviction of a felony, or a misdemeanor involving moral turpitude. For purposes of this paragraph, an act, or failure to act, on your part shall be deemed “intentional” only if done, or not done, by you not in good faith and without a reasonable belief that your action or inaction was in the best interest of the Company. Any termination for Cause requires a resolution duly adopted by the affirmative vote of not less than three-quarters of the members of the Board of Directors then in office and eligible to vote at a meeting of the Board of Directors called and held for such purpose, after reasonable notice to you and an opportunity for you, together with your counsel, to be heard, finding that, in the good faith opinion of the Board of Directors, you had committed an act set forth above and specifying the particulars thereof in detail. Nothing herein shall limit the right of you or your legal representatives to contest the validity or propriety of any such determination.  For purposes of this letter agreement and the Change in Control Plan, a termination for Cause shall not occur unless (1) the Company provides notice to you within ninety days following the initial instance of the basis for Cause, (2) you are given thirty days to cure such basis for Cause, and (3) your employment is terminated within thirty days following the expiration of such cure period.

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ii.          For purposes of this letter agreement, “Good Reason” shall mean the occurrence of any of the following events:  (a) a material reduction in your status, title, position or responsibilities; (b) a reduction in your base salary; (c) a reduction in your target and/or maximum bonus potential to an amount less than your target or maximum bonus potential for the prior year or a revision to the bonus plan in any manner that materially adversely affects your ability to achieve the maximum annual bonus potential; (d) a mandatory relocation of your employment with the Company more than fifty (50) miles from the office of the Company where you are principally employed immediately prior to the required relocation, except for travel reasonably required in the performance of your duties and responsibilities; (e) any material changes to the benefit plans (including but not limited to the Change in Control Plan), paid vacation days or any other non-contractual benefits that are provided to you by the Company; or (f) any failure by the Company to honor any provision of any employment agreement, including this offer letter, including termination of such employment agreement or effective notice of an election to terminate at the end of the term or the extended term of such employment agreement. For purposes of this letter agreement and the Change in Control Plan, a resignation for Good Reason shall not occur unless (1) you provide notice to the Company within ninety days following the initial instance of the basis for Good Reason, (2) the Company has thirty days to cure such basis for Good Reason, and (3) you resign for Good Reason within thirty days following the expiration of such cure period.

iii.       For purposes of this letter agreement, “Disability” means your absence from your duties with the Company on a full-time basis for 90 calendar days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers, and acceptable to you and your legal representatives.

8.              Employment At Will.  This offer letter is not intended to create an employment contract for any specified period of time. Your employment at Tailored Brands, Inc. is on an at-will basis, which means that either you or the Company can terminate your employment at any time and for any reason, with or without cause or notice.

9.              Section 409A.  The payments hereunder are intended to be exempt, to the greatest extent possible, from the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and to the extent not so exempt, to comply with the requirements of Section 409A.  For purposes of Section 409A, each payment of compensation described herein shall be treated as a separate payment of compensation.  Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Section 409A, either as separation pay or as short-term

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deferrals to the maximum possible extent. To the extent necessary to avoid a violation of Section 409A, any payment subject to Section 409A and payable an account of your separation service that would otherwise be paid within six months after the separation will instead be paid in the seventh month following the Termination Date or such earlier date as is permitted under Section 409A.

10.       Governing Law.  This offer letter and your employment with the Company are governed by the laws of California, without regard to conflict-of-laws principles.

If you have any questions, please feel free to contact me.

If you accept our offer of employment, please return a signed copy of this offer letter to Andrew Iwaskow, EVP HR, at Andrew.Iwaskow@tailoredbrands.com.

Sincerely,

Theo Killion
Chairman of the Board	/s/ Theo Killion

Dated: April 19, 2019

I understand the contents of this offer letter and accept this position. By signing below, I also acknowledge and agree that I am not bound by any non-compete or non-solicitation agreement that would restrict my ability to work for Tailored Brands, Inc.

Signed By Dinesh Lathi:	/s/ Dinesh Lathi

Dated: April 22, 2019

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SEPARATION AGREEMENT

I, Dinesh Lathi, acknowledge that my employment with Tailored Shared Services, LLC, a wholly owned subsidiary of Tailored Brands, Inc. (collectively referred to herein as the “Company”) has terminated effective                (the “Termination Date”). I also acknowledge and agree that I have been paid all compensation owing me as of that date (including wages, bonus, accrued vacation benefits, and reimbursable expenses).

1.                                      Separation Benefits. Even though I acknowledge that I am not otherwise entitled to the following separation benefits, in consideration of my acceptance of this Separation Agreement (“Agreement”), pursuant to Section 7 of my offer letter with the Company dated            the Company will provide me with the severance payments and extended exercise rights of stock options and stock appreciation rights that are described in Section 7 of that offer letter (collectively, the “Severance Package”), as follows:  [(a) payment equal to the sum of 52 weeks of my current base pay, (b) any actual bonus earned for the fiscal year in which I terminate (prorated for portion of bonus year in the position), (c) any actual bonus earned for the fiscal year prior to the year in which I terminate and which is unpaid, (d) $25,000 as a payment to cover my COBRA costs for one year, and (e) with respect to any then outstanding vested stock options and vested stock appreciation rights at the time of your termination of employment, you will have the opportunity to exercise such awards no later than the earlier of:  (i) two (2) years following the date of your termination of employment; and (ii) the date on which such awards expire].

2.                                      Release of all Claims.  In consideration for the payments and benefits provided for in Section 1 of this Agreement and other good and valuable consideration, I release the Company, its parent companies, subsidiaries, and affiliates and all of their respective officers, directors, employees, insurers and agents from any and all claims, arising on or before the date of execution of this agreement, whether known or unknown, foreseen or unforeseen, asserted or unasserted, including but not limited to those claims asserted or that could have been asserted arising from or in any way related to my employment with and/or separation from the Company or any of its subsidiaries or affiliates, and my release includes any claims I might have for re-employment or for additional compensation or benefits (except for unemployment compensation benefits), including claims for violations of the California Labor Code and the federal Equal Pay Act, as amended, and applies to claims I might have under federal law, state law, contract or tort, including but not limited to applicable state civil rights laws, the California Fair Employment & Housing Act, Cal. Govt. Code § 12940 et. seq. (“FEHA”), the California Family Rights Act, Title VII of the Civil Rights Act of 1964, as amended, the Post-Civil War Civil Rights Acts (42 U.S.C. Sections 1981-88), the Americans With Disabilities Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act of 2002, Pub. L. No. 107-204, 116 Stat. 745, Family and Medical Leave Act, the Age Discrimination in Employment Act (29 U.S.C. Section 621 et seq.) (“ADEA”), the Older Workers Benefit Protection Act, and any regulations under such laws. I acknowledge that I am receiving consideration for my release of any claim under the ADEA in addition to anything of value to which I was already entitled.

3.                                      Exceptions. Nothing in this Agreement is intended to waive any claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date I sign this Agreement, (iii) that may arise after I sign this Agreement, or (iv) which cannot be released by private agreement. In addition, nothing in this Agreement including but not limited to the release of claims, proprietary information, confidentiality of agreement, no conflicts of interest, no solicitation of employees, non-disclosure & confidential information, and non-disparagement provisions, prevent me from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this release I am waiving rights to individual relief based on claims asserted in such a charge or complaint, except where such a waiver of individual relief is prohibited (provided, however, that nothing herein limits my right to receive an award for information submitted pursuant to Section 21F of the Securities Exchange Act of 1934).

4.                                      Confidentiality of Agreement. I agree that (except pursuant to judicial legal process, any legal action to enforce this Agreement, or as set forth in Section 3 (Exceptions) and Section 6 (Continuing Obligations)), I will keep the terms of this Separation Agreement confidential, and understand that I may disclose the settlement only to my spouse or domestic partner, accountant, attorney, and taxing authorities only as may be necessary for my financial affairs or as required by law. Except for these disclosures, I shall not reveal to anyone the amount of this agreement, or the fact that I have received payment. I understand and agree that a breach of this confidentiality clause shall be deemed a material breach of this agreement.

5.                                      Cooperation Clause.  After the Termination Date, I agree to exercise my best, good faith efforts to (a) cooperate fully with the Company and its affiliates and their respective counsel in connection with any pending or future litigation, arbitration, administrative proceedings, or investigation relating to any matter that occurred during my employment in which I was involved or of which I have knowledge; and (b) respond in good faith to any telephone calls and/or information requests from the Company or its representatives within a reasonable period of time. I further agree that, in the event I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise), which in any way relates to my employment by the Company, I will give prompt notice of such request to the General Counsel of the Company and, unless legally required to do so, will make no disclosure until the Company and/or its affiliates have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Failure to cooperate or respond in a timely fashion will be considered a material breach of this Agreement. If I am required to travel or incur other expenses as a result of any requests made to me by the Company pursuant to this Cooperation Clause, the Company shall bear, and reimburse me for, all reasonable out of pocket costs of any such expenses.

6.                                      Continuing Obligations. I acknowledge and agree that I have continuing obligations beyond my separation from employment as expressed in this Agreement.

a.                                      No Solicitation of Employees. For one year after my separation date from the Company, I shall not, without the Company’ prior written consent, directly or indirectly solicit, recruit, induce or otherwise encourage or attempt to solicit, recruit, induce or otherwise encourage employees of the Company or any of its subsidiaries or affiliates to terminate their employment with or to engage in any competitive business against the Company or any of its parent companies, subsidiaries or affiliates.

b.                                      Mutual Nondisparagement. I agree that I will refrain from making any disparaging or derogatory comments about the Company, its parent companies, its subsidiaries, its affiliates, and each of their past and present agents, employees, representatives, officers, directors, shareholders, or attorneys at any time in the future. I understand and agree that a breach of this non-disparagement clause shall be deemed a material breach of this Agreement.  Likewise, the Company agrees to refrain from making any disparaging or derogatory comments about me and agrees to refrain from any tortious interference with my contracts and relationships; provided, however, that the Company’s obligation under this Section shall be limited to communications or actions by its Board and Executive Committee.

c.                                       Non-disclosure & Confidential Information. By signing this agreement below, I warrant and represent that I have and will at all times maintain the confidentiality of any and all Confidential Information, proprietary information and trade secrets of the Company or that I obtained during the course and scope of employment, including but not limited to actual or potential customer and vendor information, lists and databases, costs, accounting data, IT information and plans, financial information and any other information about the Company, its parent companies, its affiliates, or the any other business operations not commonly known by or available to the public and accessed solely by virtue of employment with the Company or any of its affiliates. I understand and agree that I am strictly prohibited from using or disclosing any such Confidential Information at any time and that the terms and conditions of this Agreement and any previously executed non-disclosure or other agreements regarding confidential and proprietary information survive termination of employment. I warrant and represent that immediately upon the execution of this Agreement, I shall return to the Company any and all Confidential Information and proprietary information in my possession. For purposes of this Agreement, “Confidential Information” means information that the Company has obtained through a significant investment of resources in connection with its actual or anticipated business, including but not limited to the customer information, customer identification, location, and customer-specific instructions or volume, servicing, product plans, marketing plans and marketing and selling strategies, IT plans, products, platforms and strategies, business plans and strategies, pricing and pricing strategies, profitability information, budgets, projections, surveys, customer lists and preferences, personnel and payroll information, training materials, and business methodologies.

d.                                      Non-Disclosure. I agree at all times to protect the Company Confidential Information and not to disclose, publicize, distribute, sell, use, assign, transfer, or lease the Confidential Information, directly or indirectly to anyone both during and after my employment with the Company except for the benefit of the Company and in connection with the performance of my duties for the Company. Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, I understand that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that — (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual — (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Moreover, I understand that nothing in this Agreement shall (i) prohibit me from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company.

e.                                       Remedy.  I understand and agree that a monetary remedy for a breach of this Section 6 will be inadequate and will be impracticable and extremely difficult to prove, and further agree that such a breach would cause the non-breaching party irreparable harm, and that the non-breaching party shall be entitled to specific performance and/or temporary and permanent injunctive relief without the necessity of proving actual damages.  The Company and I agree that the non-breaching party shall be entitled to such specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith.  Any such requirement of bond or undertaking is hereby waived by the Company and me and both acknowledge that in the absence of such a waiver, a bond or undertaking may be required by the court.  In the event of litigation to enforce any of these covenants, the courts are hereby specifically authorized to reform such covenant as and to the extent, but only to such extent, necessary in order to give full force and effect hereto to the maximum degree permitted by law.  I also agree that if I am in breach of this Section 6, the Company shall cease all payments and other benefits payable under this Agreement.

7.                                      Return of Company Property. I understand and agree that I must immediately (but no later than my last day of employment) (a) return any Company property (including but not limited to computer equipment, iPhone and/or cellular telephone and accessories, keys, American Express card, etc.); and (b) submit any outstanding expense reports and supporting receipts to ExpenseReports@TailoredBrands.com. I understand and agree that the Company shall have no obligation to pay for any unreimbursed business expenses or these separation benefits unless and until it receives such Company property and expense reports and supporting documentation. The Company shall promptly reimburse any legitimate business expenses pursuant to Company policy and standard procedure.

8.                                      No Right to Reemployment. I understand and agree that although I may apply for future employment with the Company or any of its subsidiaries or affiliates, I have no right to be rehired in the event a position becomes available in the future.

9.                                      Acknowledgements. I acknowledge, agree and attest that I (a) have not been denied any leave or benefit requested; (b) have received the appropriate pay for all hours worked for the Company and any of its subsidiaries or affiliates; (c) have no workplace injuries or occupational diseases; and (d) as of the date of this Agreement, I have been paid or received all leave (paid and unpaid), compensation, bonuses and or commission to which I claim to have been entitled.

10.                               Complete Agreement. I acknowledge that this agreement contains the entire agreement between me and the Company regarding my employment and separation from employment.

11.                               Indemnification. I agree to indemnify and hold harmless the Company, its parent companies, subsidiaries and its affiliates from any costs, including reasonable attorneys’ fees, due to the assertion by me or on my behalf of any claim arising prior to the execution hereof, except any claim brought pursuant to the ADEA.

12.                               Legal Consultation. I understand that the Company hereby advises me to consult with an attorney, and I agree that I have had an opportunity to have an attorney of my choice review this agreement and the release contained herein before signing this agreement; I have carefully read and understand all of the provisions of this agreement, and I am executing this agreement of my own free will and without duress

13.                               Voluntary Waiver. By signing below, I acknowledge having had an opportunity to have an attorney of choice review this Agreement and its release of claims. I also acknowledge that I have read all of this Agreement, been given at least 21 days to consider it and discuss it with financial and legal counsel of choice, and that I voluntarily sign it and agree to be bound by its terms. I also understand and agree that this Agreement must be signed no later than                 , in order for me to be entitled to the benefits given under it. I understand that I may revoke the Agreement within 7 days after signing it, and unless I so revoke it, the Agreement will be fully effective upon expiration of the revocation period. I understand and agree that to revoke this Agreement, written notice of the revocation must be received by the following person no later than seven (7) days from the date this Agreement is signed:

Andrew W. Iwaskow

Executive Vice President, Human Resources

Tailored Brands

6100 Stevenson Boulevard

Fremont, CA 94538

Phone: 510.723.8684

Email: Andrew.Iwaskow@tailoredbrands.com

14.                               No Admissions. The Company specifically denies any liability or wrongdoing whatsoever. Neither this Separation Agreement nor any of its provisions, terms, or conditions shall be construed to be an admission of liability or wrongdoing. Neither the Separation Agreement nor any of its provisions, terms, or conditions may be offered or received in evidence in any action or proceeding as evidence of an admission of liability or wrongdoing.

15.                               Cal. Civil Code Section 1542. I understand and agree that this Agreement constitutes a waiver and release of any and all claims which would otherwise be preserved by operation of Section 1542 of the Civil Code of the State of California, and under any and all similar laws of any governmental entity. Section 1542 of the Civil Code provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if know by him or her, would have materially affected his or her settlement with the debtor or released party.

16.                               Cal. Labor Code 206.5.  In light of the payment by the Company of all amounts due to me, I acknowledge and agreed that California Labor Code section 206.5 is not applicable. That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

17.                         Scope. This Release does not extend to those rights which as a matter of law cannot be waived.

18.                         Applicable Law. This Agreement shall be governed by California law.

19.                         Severability Clause. Should any portion of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the illegal, invalid, or unenforceable portion of this Agreement shall be interpreted as narrowly as possible and shall be deemed stricken and severed from this Agreement, and all other parts, terms, provisions, and portions of this Agreement shall remain unaffected and shall be given full force and effect.

20.                         Reimbursement of Reasonable Business Expenses. I understand that by executing this Agreement, I am not releasing any claims for reimbursement of business-related expenses under Labor Code section 2802. I also acknowledge that I am hereby advised of my right to consult with an attorney of my choosing about this business-related expenditures acknowledgement. I hereby affirm that I have received full and adequate reimbursement for any necessary business-related expenditures or losses incurred by me in the course of my employment with the Company and any of its parent companies or affiliates.

21.                         Compliance with Section 409A. This Agreement is intended, and shall be construed and interpreted, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  For purposes of Section 409A, (a) I shall incur a “Separation from Service,” as that term is defined in Treasury Regulation Section 1.409A-1(h), on the Termination Date; and (b) each payment of compensation under the Agreement shall be treated as a separate payment of compensation.  Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Section 409A, either as separation pay or as short-term deferrals to the maximum possible extent.  To the extent necessary to avoid a violation of Section 409A, any payment subject to Section 409A and payable an account of my Separation from Service that would otherwise be paid within six months after the Termination Date will instead be paid in the seventh month following the Termination Date or such earlier date as is permitted under Section 409A.  Nothing herein shall be construed as the guarantee of any particular tax treatment to me, and neither the Company nor any of its affiliates shall have any liability with respect to any failure to comply with the requirements of Section 409A.

22.                               This Agreement may be signed in two or more counterparts, each of which, when so executed and delivered, will be deemed an original, but such counterparts together shall constitute one original agreement. An electronic signature or copy of an original signature transmitted by facsimile, email, or other electronic means has the same force and legal effect as an original signature.

I have read the foregoing Separation Agreement and accept and agree to the provisions contained therein. I hereby execute it voluntarily, after having had the opportunity to consult with an attorney, and with full understanding of its consequences.

TAILORED SHARED SERVICES, LLC	DINESH LATHI

By:
[INSERT NAME AND TITLE]

Dated:	Dated:

Email: